Exhibit 5.1 650 Town Center Drive, 20th Floor Costa Mesa, California 92626-1925 Tel: +1.714.540.1235 Fax: +1.714.755.8290 www.lw.com FIRM / AFFILIATE OFFICES Austin Moscow Beijing Munich Boston New York Brussels Orange County Century City Paris Chicago Riyadh Dubai San Diego Düsseldorf San Francisco Frankfurt Seoul Hamburg Shanghai Hong Kong Silicon Valley Houston Singapore London Tel Aviv Los Angeles Tokyo Madrid Washington, D.C. Milan March 15, 2022 Boxed, Inc. 451 Broadway, Floor 2 New York, NY 10013 Re: Boxed, Inc. – Registration Statement on Form S-8 To the addressee set forth above: We have acted as special counsel to Boxed, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company on the date hereof with the Securities and Exchange Commission (the “Commission”) of a Registration Statement (the “Registration Statement”) on Form S-8 under the Securities Act of 1933, as amended (the “Act”), relating to the issuance of up to 16,969,131 shares (the “Shares”) of common stock, par value $0.0001 per share, of the Company, which may be issued pursuant to the Boxed, Inc. 2021 Incentive Award Plan (the “2021 Incentive Plan”), the Boxed, Inc. 2021 Employee Stock Purchase Plan (the “ESPP”) and the Giddy Inc. 2013 Equity Incentive Plan (the “2013 Incentive Plan” and, together with the 2021 Incentive Plan and the ESPP, the “Plans”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the prospectus forming a part thereof, other than as expressly stated herein with respect to the issuance of the Shares. As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws. Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been issued by the Company for legal consideration in excess of par value in the circumstances contemplated by the Plans, assuming in each case that the individual issuances, grants or awards under the Plans are duly authorized by all necessary corporate action of the Company and duly issued, granted or awarded and exercised in accordance with the requirements of law and the Plans (and the agreements and awards duly adopted thereunder and in accordance therewith), the issue and sale of the Shares will have been duly authorized by all necessary

March 15, 2022 Page 2 corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL. This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder. Sincerely, /s/ Latham & Watkins LLP